Calculation of Filing Fee Tables
S-3
Archrock, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, $0.01 par value per share	457(a)	6,873,650	$ 25.14	$ 172,803,561.00	0.0001531	$ 26,456.23
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 172,803,561.00		$ 26,456.23
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 26,456.23
Offering Note
[1]	Consists of 6,873,650 shares of common stock registered pursuant to this prospectus supplement to be offered by the selling stockholder named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of any stock dividend, stock split, recapitalization or similar transaction. Separate consideration may or may not be received for shares of common stock that are issuable upon conversion, exercise, or exchange of other securities. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the Registrant's common stock as reported on the New York Stock Exchange on November 21, 2024, which date is within five business days prior to the filing of this prospectus supplement.